UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ  07728

(732) 577-9997

Fax:  (732) 577-9980

FOR IMMEDIATE RELEASE

July 16, 2014

Contact:  Susan Jordan

                 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW ACQUISITION

FREEHOLD, NJ, July 16, 2014……..UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of four Pennsylvania manufactured home communities for $12,200,000. These four all-age communities are located in the Pittsburgh metropolitan area and contain a total of 336 developed homesites that are situated on approximately 239 total acres.   The average occupancy for these communities is approximately 84%. With this acquisition, UMH owns eighty-six communities consisting of approximately 14,800 developed homesites.

Samuel A. Landy President, stated, “We continue to implement our business plan of purchasing communities in strong geographic areas in close proximity to our existing locations. These communities are in areas where we expect economic growth due to Marcellus and Utica Shale related industries. We believe by making capital improvements and adding rental units we will increase the value of these communities and increase their income over time.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-six manufactured home communities containing approximately 14,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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